CATERPILLAR FINANCIAL SERVICES CORPORATION POWERNOTES (R) With Maturities of 9 months or more from Date of Issue
Registration No. 333-124310	Trade Date:	04/02/07
Filed Pursuant to Rule 424(b)(3)	Issue Date:	04/05/07
PRICING SUPPLEMENT NO. 951
(To Prospectus Supplement dated July 7, 2005 & Prospectus dated May 13, 2005)
The Date of this Pricing Supplement: April 02, 2007

CUSIP or Common Code	Stated Interest Rate (1)	Maturity	Price to Public (2)	Discounts & Commissions	Interest Payment Frequency	Survivors Option	Yes/No	SUBJECT TO REDEMPTION OR REPAYMENT Date and terms of redemption or repayment (including any applicable regular or special record dates)
14912HCC2	4.65%	4/15/09	100%	0.40%	Quarterly	YES	NO

Principal Amount		Proceeds		Dealer	1st Payment Date			Day Count

$881,000.00		$877,476.00		LaSalle Financial Services, Inc.	07/15/07			30/360

Yield (3)		Moody’s /S&P Rating

4.667		A2/A

Original Issue Discount Note:	Yes ☐ No ☒	Total Amount of OID:	N/A

(1)
The interest rates on the PowerNotes ® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes ® offered prior to the effective date of the change. Additionally, the total principal amount of PowerNotes® offered by Caterpillar Financial Services Corporation pursuant to its Prospectus Supplement dated July 7, 2005, and Prospectus dated May 13, 2005, has been increased from $263.358 mm to $563.358. As a result, $562.447 mm principal amount of the PowerNotes® remain available for issuance pursuant to the PowerNotes® Prospectus Supplement dated July 7, 2005.

(2)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(3)	Yields are quoted on a semi-annual bond equivalent yield basis.